Exhibit 99.1
March 2, 2022
USD Partners LP Announces Fourth Quarter and Full Year 2021 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three months and year ended December 31, 2021. Financial highlights with respect to the fourth quarter of 2021 include the following:
•Generated Net Cash Provided by Operating Activities of $9.4 million, Adjusted EBITDA(1) of $11.9 million and Distributable Cash Flow(1) of $10.7 million
•Reported Net Income of $3.6 million
•Declared a quarterly cash distribution of $0.121 per unit ($0.484 per unit on an annualized basis) with approximately 3.2x Distributable Cash Flow Coverage(2)

“2021 was a momentous year for the Partnership as well as for our Sponsor. During the year, we announced a five-year renewable diesel throughput agreement underpinned by an investment-grade rated, refining customer at the Partnership’s West Colton Terminal; formed USD Clean Fuels LLC, a subsidiary of our Sponsor to focus on providing production and logistics solutions to the growing market for clean energy transportation fuels; and declared the DRU to be fully operational and commenced shipment of DRUbit™ by Rail™,” said Dan Borgen, the Partnership’s Chief Executive Officer. “As mentioned previously, our DRUbit™ by Rail™ network has already enhanced the sustainability and quality of the Partnership’s cash flows by significantly increasing the tenor of approximately 32% of the Hardisty terminal’s capacity, through 2031. In addition, our DRUbit™ by Rail™ network provides the safest transportation and environmental benefits to our customers, as well as increased market access and additional jobs along the rail routes.”
“We hope to continue our momentum in 2022 and are very encouraged about the future as we engage with our customers regarding the next phase of USD’s growth, which could include a second DRU customer commitment, resulting in additional longer-term commitments at the Partnership’s Hardisty rail terminal,” added Mr. Borgen. “Based on this momentum, management intends to recommend to the Board of Directors of its general partner to remain on its current growth trajectory of increasing its quarterly cash distribution per unit by an additional $0.0025 per quarter for the first, second, third and fourth quarters in 2022.”
Partnership’s Fourth Quarter 2021 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s operating results for the fourth quarter of 2021 relative to the same quarter in 2020 were primarily influenced by lower revenue at its Stroud terminal during the quarter associated with the existing DRU customer electing to reduce its contracted volume commitments by one-third of its previous commitment effective August 2021, which was primarily driven by the successful commencement of the DRU.

The Partnership experienced higher operating costs during the fourth quarter of 2021 as compared to the fourth quarter of 2020 primarily attributable to an increase in subcontracted rail services costs due to increased throughput.
Net income decreased in the fourth quarter of 2021 as compared to the fourth quarter of 2020, primarily because of the operating factors discussed above coupled with a non-cash foreign currency transaction loss in the fourth quarter of 2021 as compared to a non-cash gain recognized in the 2020 comparative period. Partially offsetting the decrease in net income was lower interest expense incurred during the fourth quarter of 2021 resulting from lower interest rates and a lower weighted average balance of debt outstanding and a larger non-cash gain associated with the Partnership’s interest rate derivatives during the fourth quarter of 2021, as compared to the same period in 2020.
Net Cash Provided by Operating Activities for the quarter decreased 22% relative to the fourth quarter of 2020, primarily due to the operating factors discussed above and the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA and Distributable Cash Flow (“DCF”) decreased by 20% and 18%, respectively, for the quarter relative to the fourth quarter of 2020. The decrease in Adjusted EBITDA and DCF was primarily a result of the operating factors discussed above. Partially offsetting the decrease in DCF was a decrease in cash paid for interest and taxes during the quarter.
As of December 31, 2021, the Partnership had approximately $3.7 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $107.0 million on its $275.0 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. As of the end of the fourth quarter of 2021, the Partnership had borrowings of $168.0 million outstanding under its revolving credit facility. The Partnership was in compliance with its financial covenants, as of December 31, 2021.
Pursuant to the terms of the Partnership’s senior secured credit facility, as amended, the Partnership’s borrowing capacity continues to be limited to 4.5 times its trailing 12-month consolidated EBITDA, as defined in the senior secured credit facility. As such, the Partnership’s available borrowings under the senior secured credit facility, including unrestricted cash and cash equivalents, was approximately $83.7 million as of December 31, 2021.
On January 26, 2022, the Partnership declared a quarterly cash distribution of $0.121 per unit ($0.484 per unit on an annualized basis), representing an increase of $0.0025 per unit, or 2.1% over the distribution declared for the third quarter of 2021. The distribution was paid on February 18, 2022, to unitholders of record at the close of business on February 9, 2022.
Since the end of the first quarter of 2020, the Partnership has reduced the outstanding balance of its revolving credit facility by $56 million as of December 31, 2021.
Fourth Quarter 2021 Conference Call Information
The Partnership will host a conference call and webcast regarding fourth quarter 2021 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, March 3, 2022.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (866) 518-6930 domestically or +1 (203) 518-9822 internationally, conference ID 8961403. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 688-7945 domestically or +1 (402) 220-1370 internationally, conference ID 8961403. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD’s solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented in this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the impact of the novel coronavirus (COVID-19) pandemic and related economic downturn and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the recent significant reductions in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

'(2)
The Partnership calculates quarterly Distributable Cash Flow Coverage by dividing Distributable Cash Flow for the quarter as presented in this press release by the cash distributions declared for the quarter, or approximately $3.4 million.

USD Partners LP
Consolidated Statements of Operations
For the Three Months and Years Ended December 31, 2021 and 2020
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in thousands)
Revenues
Terminalling services	$26,643	$28,604	$113,810	$104,053
Terminalling services — related party	226	1,102	2,753	10,031
Fleet leases — related party	984	984	3,935	3,935
Fleet services	—	51	24	203
Fleet services — related party	228	228	910	910
Freight and other reimbursables	133	95	666	845
Freight and other reimbursables — related party	—	—	—	66
Total revenues	28,214	31,064	122,098	120,043
Operating costs
Subcontracted rail services	3,481	2,412	13,838	10,845
Pipeline fees	5,849	6,184	24,324	23,862
Freight and other reimbursables	133	95	666	911
Operating and maintenance	2,850	2,515	10,822	10,459
Operating and maintenance — related party	2,219	2,093	8,369	8,287
Selling, general and administrative	2,313	2,573	10,376	10,883
Selling, general and administrative — related party	1,875	1,811	6,826	7,374
Goodwill impairment loss	—	—	—	33,589
Depreciation and amortization	5,500	5,441	22,075	21,496
Total operating costs	24,220	23,124	97,296	127,706
Operating income (loss)	3,994	7,940	24,802	(7,663)
Interest expense	1,685	1,892	6,491	8,932
Loss (gain) associated with derivative instruments	(1,661)	(509)	(4,129)	3,896
Foreign currency transaction loss (gain)	121	(545)	313	267
Other income, net	(18)	(27)	(31)	(903)
Income (loss) before income taxes	3,867	7,129	22,158	(19,855)
Provision for (benefit from) income taxes	261	585	700	(41)
Net income (loss)	$3,606	$6,544	$21,458	$(19,814)

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months and Years Ended December 31, 2021 and 2020
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$3,606	$6,544	$21,458	$(19,814)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,500	5,441	22,075	21,496
Loss (gain) associated with derivative instruments	(1,661)	(509)	(4,129)	3,896
Settlement of derivative contracts	(283)	(261)	(1,112)	(892)
Unit based compensation expense	1,424	1,654	5,698	6,563
Loss associated with disposal of assets	—	—	11	—
Deferred income taxes	(91)	290	(316)	(973)
Amortization of deferred financing costs	509	207	1,131	829
Goodwill impairment loss	—	—	—	33,589
Changes in operating assets and liabilities:
Accounts receivable	(1,649)	374	(1,637)	1,266
Accounts receivable — related party	(292)	137	(474)	(621)
Prepaid expenses, inventory and other assets	(3,861)	(1,107)	(2,394)	(2,410)
Other assets — related party	67	(388)	(770)	(1,287)
Accounts payable and accrued expenses	4,927	(354)	5,611	(963)
Accounts payable and accrued expenses — related party	1,188	(4)	1,104	(82)
Deferred revenue and other liabilities	447	40	1,215	6,258
Deferred revenue and other liabilities — related party	(390)	(10)	(346)	(1,041)
Net cash provided by operating activities	9,441	12,054	47,125	45,814
Cash flows from investing activities:
Additions of property and equipment	(44)	(89)	(2,389)	(484)
Net cash used in investing activities	(44)	(89)	(2,389)	(484)
Cash flows from financing activities:
Payments for deferred financing costs	(1,595)	—	(1,595)	—
Distributions	(3,446)	(3,183)	(13,307)	(20,203)
Vested Phantom Units used for payment of participant taxes	(1)	—	(860)	(1,789)
Proceeds from long-term debt	—	—	—	12,000
Repayments of long-term debt	(6,000)	(12,000)	(29,000)	(35,000)
Net cash used in financing activities	(11,042)	(15,183)	(44,762)	(44,992)
Effect of exchange rates on cash	90	(321)	(45)	(28)
Net change in cash, cash equivalents and restricted cash	(1,555)	(3,539)	(71)	310
Cash, cash equivalents and restricted cash – beginning of period	12,478	14,533	10,994	10,684
Cash, cash equivalents and restricted cash – end of period	$10,923	$10,994	$10,923	$10,994

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2021	2020
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$3,747	$3,040
Restricted cash	7,176	7,954
Accounts receivable, net	5,688	4,049
Accounts receivable — related party	2,953	2,460
Prepaid expenses	3,857	1,959
Inventory	3,027	—
Other current assets	129	1,777
Other current assets — related party	260	15
Total current assets	26,837	21,254
Property and equipment, net	133,102	139,841
Intangible assets, net	48,886	61,492
Operating lease right-of-use assets	5,658	9,630
Other non-current assets	4,881	3,625
Other non-current assets — related party	2,227	1,706
Total assets	$221,591	$237,548

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$7,621	$1,865
Accounts payable and accrued expenses — related party	1,486	383
Deferred revenue	6,889	6,367
Deferred revenue — related party	—	410
Operating lease liabilities, current	4,674	5,291
Other current liabilities	7,223	4,222
Other current liabilities — related party	64	—
Total current liabilities	27,957	18,538
Long-term debt, net	166,003	195,480
Operating lease liabilities, non-current	793	4,392
Other non-current liabilities	7,751	12,870
Total liabilities	202,504	231,280
Commitments and contingencies
Partners’ capital
Common units	16,355	3,829
General partner units	2,029	1,892
Accumulated other comprehensive income	703	547
Total partners’ capital	19,087	6,268
Total liabilities and partners’ capital	$221,591	$237,548

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months and Years Ended December 31, 2021 and 2020
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in thousands)

Net cash provided by operating activities	$9,441	$12,054	$47,125	$45,814
Add (deduct):
Amortization of deferred financing costs	(509)	(207)	(1,131)	(829)
Deferred income taxes	91	(290)	316	973
Changes in accounts receivable and other assets	5,735	984	5,275	3,052
Changes in accounts payable and accrued expenses	(6,115)	358	(6,715)	1,045
Changes in deferred revenue and other liabilities	(57)	(30)	(869)	(5,217)
Interest expense, net	1,684	1,891	6,487	8,895
Provision for (benefit from) income taxes	261	585	700	(41)
Foreign currency transaction loss (gain) (1)	121	(545)	313	267
Non-cash deferred amounts (2)	1,262	97	3,606	1,637
Adjusted EBITDA	11,914	14,897	55,107	55,596
Add (deduct):
Cash paid for income taxes (3)	(63)	(151)	(741)	(324)
Cash paid for interest	(1,176)	(1,756)	(5,472)	(8,593)
Maintenance capital expenditures	(16)	(41)	(612)	(171)
Distributable cash flow	$10,659	$12,949	$48,282	$46,508

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.
(3)	Includes the net effect of tax refunds of $480 thousand received in the third quarter of 2020 associated with carrying back U.S. net operating losses incurred during 2020 and prior periods allowed for by the provisions of the CARES Act.

Contact:
Adam Altsuler
Executive Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com